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                                                                    Exhibit 12.1

The Loewen Group Inc.
(Predecessor to Alderwoods Group, Inc.)
Computation of Earnings to Fixed Charges Ratio

                                                                             Years Ended December 31,
                                                      ----------------------------------------------------------------------------
                                                      2001             2000            1999              1998             1997
                                                      ----------------------------------------------------------------------------
                                                                  (in thousands of dollars, except ratio amount)

Loss before income taxes                              $ (59,178)       $ (34,863)       $(573,165)       $(764,601)       $ 43,290
Add: Fixed charges                                       15,586           19,504          101,140          196,429         146,342
Less: Capitalized interest                                    -                -             (555)          (2,510)         (2,093)
Less: Dividends on preferred securities of subsidiary         -                -           (2,971)          (7,088)         (7,218)
                                                      ----------------------------------------------------------------------------
Loss available for fixed charges                      $ (43,592)       $ (15,359)       $(475,551)       $(577,770)       $180,321
                                                      ----------------------------------------------------------------------------

Fixed charges:
   Interest on long-term debt                         $  11,013        $  12,410        $  87,849        $ 155,760        $125,450
   Capitalized interest                                       -                -              555            2,510           2,093
   Amortization of deferred finance costs                   619            3,142            4,929           26,859           7,014
   Dividends on preferred securities of subsidiary            -                -            2,971            7,088           7,218
   Implicit interest in rent expense                      3,954            3,952            4,836            4,212           4,567
                                                      ----------------------------------------------------------------------------
                                                      $  15,586        $  19,504        $ 101,140        $ 196,429        $146,342
                                                      ----------------------------------------------------------------------------

Ratio of earnings to fixed charges                          n/a              n/a              n/a              n/a             1.2
                                                      ----------------------------------------------------------------------------
Losses not sufficient to cover fixed charges          $ (59,178)       $ (34,863)       $(576,691)       $(774,199)
                                                      ----------------------------------------------------------------------------